Exhibit 99.1

THOUSAND TRAILS, INC. STOCKHOLDERS APPROVE MERGER

Frisco, Texas, July 22, 2003 — Thousand Trails, Inc. (AMEX:TRV), one of the nation’s largest owners and operators of membership-based campgrounds today announced that its stockholders approved the merger of Thousand Trails with an affiliate of the private equity firm Kohlberg & Company, LLC (“Kohlberg”). It is anticipated that the merger will become effective tomorrow and that, as a result of the merger, Thousand Trails will become a wholly-owned subsidiary of Kohlberg’s affiliate and a privately-held company.

About Thousand Trails

Founded in 1969 to provide a secure, friendly, and affordable camping experience, Thousand Trails today offers a premium outdoors destination to 110,000 members at 59 membership-based camping preserves located in 17 states and British Columbia, Canada. Thousand Trails also provides a reciprocal use program for members of approximately 280 recreational facilities and manages 240 public campgrounds for the US Forest Service and other entities.

About Kohlberg & Company

Kohlberg & Company is a private merchant banking firm with offices in Mt. Kisco, NY and Palo Alto, CA. Founded in 1987, Kohlberg has completed more than 70 acquisitions in a variety of industries.

Safe Harbor

This news release contains “forward-looking statements” based on management’s current expectations, estimates and projections. All statements that address expectations, estimates or projections about the future, including statements about the Company’s or Kohlberg’s business strategies and expectations for its future financial condition and results of operations, are forward-looking statements and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and most recent quarterly report on Form 10-Q, may cause the Company’s actual results to differ materially. These factors include, but are not limited to, the Company’s ability to preserve its membership base and control costs, member use of its campgrounds, market conditions and other factors beyond its control.

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For further information contact:
Bryan D. Reed, Chief Financial Officer
(214) 618-7200